Exhibit 3.1

CAMPUS CREST COMMUNITIES, INC.

ARTICLES SUPPLEMENTARY ESTABLISHING ADDITIONAL

SHARES OF 8.00% SERIES A CUMULATIVE REDEEMABLE

PREFERRED STOCK

October 8, 2013

Campus Crest Communities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article VI of the Articles of Amendment and Restatement of the Corporation filed with the Department on September 15, 2010, as amended by the Amendment to the Articles of Amendment and Restatement of the Corporation, effective April 25, 2013 (the “Charter”) and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), and pursuant to authority vested by the Board of Directors in a pricing committee of the Board of Directors at a meeting of the Board of Directors held on January 13, 2012, such pricing committee, by resolution approved at a meeting held on February 2, 2012, previously classified and designated 2,300,000 shares of authorized but unissued preferred stock of the Corporation, par value $0.01 per share (“Preferred Stock”) as 8.00% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, transfers, qualifications, terms and conditions of redemption and other terms and conditions as set forth in the “Articles Supplementary designating Campus Crest Communities, Inc.’s 8.00% Series A Cumulative Redeemable Preferred Stock” filed by the Corporation with the State Department of Assessments and Taxation of Maryland on February 8, 2012 (the “Series A Articles Supplementary”).

SECOND: Pursuant to the authority expressly vested in the Board of Directors by Article VI of the Charter and Section 2-105 of the MGCL, and pursuant to authority vested by the Board in the Pricing Committee of the Board (the “Pricing Committee”) at a meeting of the Board, dated October 1, 2013, the Pricing Committee, by resolution approved at a meeting held on October 3, 2013, classified an additional 3,910,000 shares of Preferred Stock as Series A Preferred Stock which includes 510,000 shares if the underwriters’ option is exercised in full, par value $0.01 per share, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in the Series A Articles Supplementary, with the result that the Corporation shall now have authorized an aggregate of 6,210,000 shares of Series A Preferred Stock, all of which shall constitute a single series of Preferred Stock.

THIRD: The additional shares of Series A Preferred Stock have been classified and designated Series A Preferred Stock by the Pricing Committee under the authority granted by the Board pursuant to the powers of the Board as contained in the Charter. These Articles Supplementary have been approved by the Pricing Committee in accordance with the power delegated to the Pricing Committee by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at 8:30 a.m. (Eastern Time) on October 9, 2013.

FOURTH: The undersigned Executive Vice President, Chief Financial Officer and Secretary of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President and Chief Operating Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Executive Vice President and Chief Operating Officer and attested to by its Executive Vice President, Chief Financial Officer and Secretary as of the date first written above.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Robert M. Dann
Name: Robert M. Dann
Title: Executive Vice President and Chief Operating Officer

ATTEST:

By:	/s/ Donald L. Bobbitt, Jr.
Name: Donald L. Bobbitt, Jr.
Title: Executive Vice President, Chief Operating Officer and Secretary

[Signature Page to Articles Supplementary]